Exhibit 8

Fully owned subsidiaries:

        Intelitek Inc. (“Intelitek”) – a company incorporated in Delaware, USA.

        Robotec Technologies Ltd. (“Robotec Technologies”) – a company that was incorporated in Israel.

        Eshed Robotec B.V. – a company incorporated in the Netherlands.

        Burelco N.V – a company incorporated in Curacao that was used as a holding company for the activity of MemCall (see below).

Partially owned subsidiaries:

        Yaskawa Eshed Technology Ltd. (“YET”) - a company incorporated in Israel, in which we hold 50% of its share capital.

        MemCall LLC – was incorporated in 2001 in the USA and is controlled through our subsidiary in the Netherlands, Eshed Robotec B.V. and its subsidiary in Curacao – Burelco N.V, which hold approximately 82% of MemCall LLC’s shares.

        MemCall Ltd – was incorporated in 2001 in Israeland 100% of its shares are held by MemCall LLC.

We also fully own five operationally inactive companies:

        Computras Computerized Training Systems Ltd. ( “Computras”) – a company incorporated in Israel.

        Computras Marketing Training Systems (1988) Ltd. – a company incorporated in Israel.

        MemCall Inc. – a company incorporated in the USA that operated with MemCall.

        Intelitek Training Systems (1989) Ltd. (formerly Sim Lev Ltd.) – a company incorporated in Israel.

        Robotec Industries Ltd. – a company incorporated in Israel.